EXHIBIT (5)




                                January 25, 1995



   Firstar Corporation
   777 East Wisconsin Avenue
   Milwaukee, Wisconsin  53202

   Ladies and Gentlemen:

             Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Firstar Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of the Corporation's Common Stock, $1.25 par value ("Common Stock"), and related preferred share purchase rights (the "Rights") which may be issued pursuant to the First Colonial Bankshares Corporation 1988 Stock Option Plan, the Hi-Bancorp, Inc. Employees' Combined Incentive and Non-Statutory Stock Option and Stock Appreciation Rights Plan and the GNP Bancorp, Inc. Employees' Combined Incentive and Non-Statutory Stock Option and Stock Appreciation Rights Plan (the "Plans").

             As Senior Vice President and General Counsel of the Corporation, I am familiar with the Corporation's Restated Articles of Incorporation and By-Laws, as amended, and with its affairs. I also have examined, or caused to be examined, (i) the Plans; (ii) a signed copy of the Registration Statement; (iii) the Agreement and Plan of Reorganization dated as of July 31, 1994 among the Corporation, its wholly owned subsidiary, Firstar Corporation of Wisconsin (successor to Firstar Corporation of Illinois) and First Colonial Bankshares Corporation; (iv) resolutions of the Corporation's Board of Directors adopted on July 29, 1994; and (v) such other proceedings, documents and records as I have deemed necessary or appropriate to enable me to render this opinion.

             Based on the foregoing, it is my opinion that:

             1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

             2. The Common Stock, when issued and paid for in the manner set forth in the Plans and assuming that the consideration received by the Corporation is not less than the par value of the shares of Common Stock issued, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Corporation for services performed not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations of such provision.

             3. The Rights to be issued with the Common Stock have been duly and validly authorized by all corporate action.

             I consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                      Very truly yours,



                                      Howard H. Hopwood III
                                      Senior Vice President and
                                         General Counsel